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                                                                   Exhibit 10.19

                     [LOGO OF HAHT SOFTWARE APPEARS HERE]

June 26, 1998

Alex Plavocos
296 Grandview Road
Skillman, NJ 08558

Dear Alex:

HAHT Software is pleased to offer you the position of Vice President of Marketing with a start date of July 6, 1998. You will report to Rowland Archer, President and CEO.

Your compensation package will include:

     Base Salary                                      $150K/year
     Bonus at 100% of revenue plan                      40K

     Stock option grant:                               1.0%*

*Option grants will be made based on Fair Market Value as estimated by the company effective July 6, 1998. Percentages will be taken against fully diluted common shares as of July 6, 1998.

HAHT Software will reimburse you for moving expenses including but not limited to actual moving expenses, brokerage and closing fees, and taxes, up to $50K. HAHT Software will reimburse you for temporary living expenses including rent and utilities for a furnished apartment, and weekly round-trip airfare from Raleigh, NC to your home in NJ from your start date until the end of July, 1999. You will make a reasonable effort to book trips in advance to get the best airfare rates.

These expenses will be reimbursed to HAHT if you resign from HAHT within 12 months of your start date.

You will be covered by HAHT's standard employee benefits package, which includes three weeks vacation per year. Your medical coverage will commence one month after your hire date. You should make sure you have adequate coverage of your own until then.
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In the event that our business relationship proves unsatisfactory and your employment is terminated by HAHT, HAHT will provide you with four months salary and continuation of benefits. Stock option vesting is not included in this four-month extension.

Your stock options will vest according to the following schedule:

At 12 months from start date:  25% vest
After 12 months:  monthly vesting for three years
At 48 months from start date:  100% vested

In the event of a merger or acquisition in which the majority of HAHT's equity changes ownership, if your employment is terminated within twelve months of the closing date of the acquisition or merger, HAHT will vest an additional 25% of your options.

Please sign the original of this letter and return it to Lana Michelizzi at HAHT Software. The copy is for your files.

Alex, I am very excited to have you joining the team here at HAHT Software and look forward to a long and rewarding association.

Sincerely,                              Accepted:

/s/ Rowland Archer                      /s/ Alex Plavocos

Rowland Archer                          Alex Plavocos
President and CEO